Exhibit 23.3

June 6, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated May 18, 2005 on our review of interim financial information of Mohegan Tribal Gaming Authority and its subsidiaries (the “Authority”) for the three and six-month periods ended March 31, 2005 and 2004 is included in this Registration Statement on Form S-4.

Very truly yours,

/s/ PricewaterhouseCoopers LLP